AMENDMENT NO. ONE TO WARRANT
TO PURCHASE COMMON STOCK OF
EVCI CAREER COLLEGES HOLDING CORP.

This AMENDMENT NO. ONE (this “Amendment”), is made as of December 31, 2007, by and between EVCI CAREER COLLEGES HOLDING CORP., a Delaware corporation (the “Company”), and COMVEST INVESTMENT PARTNERS III, L.P., a Delaware limited partnership (“ComVest”).

WHEREAS, ComVest is the holder of a Warrant, issued by the Company on May 23, 2007, to purchase up to 8,621,032 shares (as adjusted in accordance with the reverse stock split effected by the Company on August 28, 2007) of Common Stock (the “Warrant”);

WHEREAS, ComVest has agreed to extend to the Company loans in the aggregate principal amount of up to $700,000, pursuant to that certain Loan Agreement of even date herewith by and between ComVest and the Company (the “Company Loan Agreement”);

WHEREAS, ComVest has agreed to make advances to two subsidiaries of the Company, Technical Career Institutes, Inc. (“TCI”) and Pennsylvania School of Business, Inc. (“PSB”, and collectively with TCI, the “Subsidiaries”), in the aggregate principal amount of up to $2,850,000 at any time outstanding, upon the terms and subject to the conditions set forth in that certain Revolving Credit Agreement of even date herewith by and among ComVest and the Subsidiaries (the “Subsidiary Loan Agreement” and, together with the Company Loan Agreement, the “Loan Agreements”);

WHEREAS, pursuant to and in accordance with Section 14 of the Warrant, the parties wish to amend the Warrant as set forth in this Amendment;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

Section 1. Definitions; References. Unless otherwise specified herein, each capitalized term used herein that is defined in the Warrant shall have the meaning assigned to such term in the Warrant. Each reference to “hereof,” “hereto,” “hereunder,” “herein” and “hereby” and each other similar reference, and each reference to “this Warrant” and each other similar reference, contained in the Warrant shall from and after the date hereof refer to the Warrant as amended hereby.

Section 2. Amendments to the Warrant.

(a) Section 1.7 of the Warrant is hereby amended and replaced with the following:

“1.7 “Per Share Exercise Price” shall be (a) with respect to one-half, or 4,310,516 of the Warrant Shares, $0.01 and (b) with respect to the balance, or 4,310,516 of the Warrant Shares, $1.62, in each case as may be adjusted in accordance with Section 4 of this Warrant.”

(b) The following is added as a new Section 2(g) of the Warrant:

“(g) Holder's Put Option.

(i) Subject to, and in accordance with, the provisions of this Section 2(g), the Holder shall have the right and option, in the Holder’s sole discretion (the “Put Option”), to require the Company to redeem and purchase from the Holder all or any portion of this Warrant relating to the Option Warrant Shares (as defined in Section 2(g)(iii)). The Put Option shall be exercisable from time to time for all or part of the Option Warrant Shares, as provided in Section 2(g)(ii). The purchase price (the “Option Purchase Price”) shall be $0.50, as may be adjusted in accordance with Section 4 of this Warrant, multiplied by the number of Option Warrant Shares as to which this Put Option is then being exercised.

(ii) The Put Option shall be exercisable at any time and from time to time after the occurrence of a Put Option Trigger Event (as defined in Section 2(g)(iv)). If the Holder desires to exercise a Put Option after a Put Option Trigger Event, the Holder shall surrender this Warrant, together with a completed Put Option Exercise Form in the form attached hereto as Schedule III (or a reasonable facsimile thereof) duly executed, to the Company at the address and in the manner set forth in Section 11 hereof, or at such other place as is designated in writing by the Company. Within five (5) business days after its receipt of the surrendered Warrant and the Put Option Exercise Form, the Company shall purchase from the Holder that portion of this Warrant as shall be specified in the Put Option Exercise Form at the Option Purchase Price and pay the applicable Option Purchase Price to the Holder, either by wire transfer of immediately available funds to the account specified by the Holder in the Put Option Exercise Form or by certified or bank check of immediately available funds delivered to the Holder at the address specified in the Put Option Exercise Form. If the Put Option is exercised in part, the Company shall deliver to the Holder a new Warrant, identical in form to this Warrant, in the name of the Holder, evidencing the right to purchase the remaining number of Warrant Shares after giving effect to such exercise of the Put Option, which new Warrant shall be signed by an appropriate officer of the Company.

(iii) For purposes of this Section 2(g), “Option Warrant Shares” shall mean the Warrant Shares for which the Per Share Exercise Price is $1.62, as may be adjusted in accordance with Section 4 of this Warrant.

(iv) For purposes of this Section 2(g), “Put Option Trigger Event” shall mean the earlier of (A) March 31, 2009, (B) the occurrence of a Sale (as defined in Section 2(g)(v)) of any of (1) TCI, (2) PSB, or (3) the business trust participating in any “Restructuring” under and as defined in the Subsidiary Loan Agreement (the “Trust”) and each Subsidiary (if any) thereof (TCI, PSB and the Trust, each a “Related Company”) or (C) the date on which mandatory payment is required to be made of all obligations under (1) the Loan Agreements, (2) the Second Amended and Restated Credit Agreement, dated as of September 16, 2005, amended and restated as of March 31, 2006 and further amended and restated as of April 24, 2007, by and among the Company, the direct and indirect Subsidiaries of the Company from time to time party to the agreement, as guarantors, and ComVest (as assignee of Harris N.A.), as amended from time to time, or (3) the Secured Convertible Promissory Note issued by the Company to the Holder, dated as of May 23, 2007.

(v) For purposes of this Section 2(g), “Sale” shall mean, with respect to each Related Company, any transaction or series of related transactions (A) whereby a majority of the outstanding beneficial interests or equity interests in such Related Company which ordinarily has voting power for the election of directors (including preferred stock counted on an “as converted” basis into common stock and common stock counted on a fully diluted basis) is sold, assigned or transferred, (B) whereby additional beneficial interests or equity interests in such Related Company which ordinarily have voting power for the election of directors (calculated in accordance with clause (A) of this definition) are issued, which beneficial interests or shares constitute a majority of the outstanding beneficial interests or equity interests in such Related Company which ordinarily has voting power for the election of directors (calculated as aforesaid) after giving effect to such transaction(s), (C) in which such Related Company is a constituent party to any merger or consolidation and as a result thereof (1) the holders of the outstanding beneficial interests or equity interests in such Related Company which ordinarily has voting power for the election of directors (including preferred stock counted on an “as converted” basis into common stock) immediately prior to such merger or consolidation cease to own a majority of the outstanding beneficial interests or equity interests in the Borrower which ordinarily has voting power for the election of directors (including preferred stock counted on an “as converted” basis into common stock), or (2) the subject Related Company is not the surviving corporation or entity, or (D) whereby all or any material portion of the assets of any Related Company are sold, assigned or transferred (other than the transfer of the shares of TCI and PSB to the Trust).

(vi) For purposes of this Section 2(g), “Subsidiary” or “Subsidiaries,” with respect to each Related Company, shall mean the individual or collective reference to any corporation, limited liability company or other entity of which 50% or more of the outstanding shares of stock or other equity interests of each class having ordinary voting power and/or rights to profits (other than stock having such power only by reason of the happening of a contingency) is at the time owned beneficially or of record by such Related Company, directly or indirectly through one or more Subsidiaries of such Related Company.

(vii) Notwithstanding anything to the contrary contained in this Section 2(g), the exercise of the Put Option shall be subject to the terms and conditions of an Intercreditor Agreement dated April 24, 2007 in favor of ComVest (as assignee of Harris N.A.) (the “Intercreditor Agreement”), which is incorporated herein by reference.”

Section 3. Parties in Interest; Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of each party hereto and its successors and assigns, and nothing in this Amendment, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Amendment. Neither the Company nor ComVest shall assign this Amendment or any rights or obligations hereunder without the prior written consent of the other. Notwithstanding the foregoing, ComVest may assign its rights hereunder to any of its Affiliates to whom it assigns its rights under the Warrant.

Section 4. Entire Agreement. This Amendment constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between ComVest and the Company with respect to the subject matter hereof. Except as amended hereby, all terms and provisions of the Warrant shall continue and remain in full force and effect.

Section 5. Severability. If any term or other provision of this Amendment shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Amendment or the validity or enforceability of this Amendment in any other jurisdiction.

Section 6. Governing Law. This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, without regard to principles governing conflicts of law. Any action or proceeding arising out of or relating to this Amendment shall be commenced in a federal or state court having competent jurisdiction in the State of Delaware, and for the purpose of any such action or proceeding, each of the Company and ComVest and any assignee of ComVest submits to the personal jurisdiction of the State of Delaware. The parties hereby irrevocably consent to the exclusive jurisdiction of any state or federal court in the State of Delaware. The parties hereby waive any objection to venue and any objection based on a more convenient forum in any action instituted under this Amendment.

Section 7. Headings. The descriptive headings of the several sections of this Amendment are inserted for purposes of reference only, and shall not affect the meaning or construction of any of the provisions hereof.

Section 8. Counterparts. This Amendment may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by each of the parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the Company and ComVest have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

EVCI CAREER COLLEGES HOLDING CORP.

By:	/s/ Dr. John J. McGrath
Name: Dr. John J. McGrath Title: Chief Executive Officer and President

COMVEST INVESTMENT PARTNERS III, L.P.

By:	ComVest III Partners LLC, its General Partner

By:	/s/ Larry E. Lenig, Jr.
Name: Larry E. Lenig, Jr. Title: Authorized Signatory

Execution Page
Amendment No. One to Warrant

Schedule III

PUT OPTION EXERCISE FORM

(To be executed upon partial or full
exercise of the Put Option pursuant to Section 2(g) of the Warrant)

The undersigned hereby irrevocably elects to require EVCI Career Colleges Holding Corp. to purchase a portion of the Warrant No. 1 [representing the right to purchase ____________ Option Warrant Shares] pursuant to the Put Option provisions of the within Warrant, as provided for in Section 2(g) of such Warrant.

Please send cash in the amount of the applicable Option Purchase Price (either by wire transfer of immediately available funds or bank or certified check of immediately available funds) to:

(Please print name, address, and social security number/tax identification number:)

Wire transfer instructions:
(insert wire instructions)

Please send a new Warrant for the right to purchase the balance remaining of the Warrant Shares purchasable under the within Warrant to be registered in the name of the undersigned Holder or its transferee as below indicated and delivered to the address stated below.

Dated:____________________________

Name of Warrant Holder or transferee:________________________________________________________________________________________________________________________________
(Please print)

Address:___________________________________________________________________________________________________________________________________

Signature:__________________________________________________________________________________________________________________________________